UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

 (Amendment No. 1)*

Spectrum Brands Holdings, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

84763R101

(CUSIP Number)

February 16, 2011

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[  ]

Rule 13d-1(b)

[x]

Rule 13d-1(c)

[  ]

Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 84763R101                       13G/A                                                                  Page 2 of 24 Pages

1.

NAME OF REPORTING PERSONS

Avenue Investments, L.P.

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

328,767

6.  SHARED VOTING POWER

0

7.  SOLE DISPOSITIVE POWER

328,767

8.  SHARED DISPOSITIVE POWER

0

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

328,767

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.6%*

12.

TYPE OF REPORTING PERSON

PN

*See Disclosure in Item 4 of this Schedule 13G/A.

CUSIP NO. 84763R101                       13G/A                                                                  Page 3 of 24 Pages

1.

NAME OF REPORTING PERSONS

Avenue International Master, L.P.

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

650,628

6.  SHARED VOTING POWER

0

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

650,628

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

650,628

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.3%*

12.

TYPE OF REPORTING PERSON

PN

*See Disclosure in Item 4 of this Schedule 13G/A.

CUSIP NO. 84763R101                       13G/A                                                                  Page 4 of 24 Pages

1.

NAME OF REPORTING PERSONS

Avenue International, Ltd.

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

650,628

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

650,628

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

650,628

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.3%*

12.

TYPE OF REPORTING PERSON

CO

*See Disclosure in Item 4 of this Schedule 13G/A.

CUSIP NO. 84763R101                       13G/A                                                                  Page 5 of 24 Pages

1.

NAME OF REPORTING PERSONS

Avenue International Master GenPar, Ltd.

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

650,628

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

650,628

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

650,628

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.3%*

12.

TYPE OF REPORTING PERSON

CO

*See Disclosure in Item 4 of this Schedule 13G/A.

CUSIP NO. 84763R101                       13G/A                                                                  Page 6 of 24 Pages

1.

NAME OF REPORTING PERSONS

Avenue Partners, LLC

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

New York

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

979,395

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

979,395

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

979,395

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.9%*

12.

TYPE OF REPORTING PERSON

OO

*See Disclosure in Item 4 of this Schedule 13G/A.

CUSIP NO. 84763R101                       13G/A                                                                  Page 7 of 24 Pages

1.

NAME OF REPORTING PERSONS

Avenue-CDP Global Opportunities Fund, L.P.

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

24,869

6.  SHARED VOTING POWER

0

7.  SOLE DISPOSITIVE POWER

24,869

8.  SHARED DISPOSITIVE POWER

0

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

24,869

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.1%*

12.

TYPE OF REPORTING PERSON

PN

*See Disclosure in Item 4 of this Schedule 13G/A.

CUSIP NO. 84763R101                       13G/A                                                                  Page 8 of 24 Pages

1.

NAME OF REPORTING PERSONS

Avenue Global Opportunities Fund GenPar, LLC

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

24,869

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

24,869

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

24,869

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.1%*

12.

TYPE OF REPORTING PERSON

OO

*See Disclosure in Item 4 of this Schedule 13G/A.

CUSIP NO. 84763R101                       13G/A                                                                  Page 9 of 24 Pages

1.

NAME OF REPORTING PERSONS

Avenue Special Situations Fund IV, L.P.

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

169,499

6.  SHARED VOTING POWER

0

7.  SOLE DISPOSITIVE POWER

169,499

8.  SHARED DISPOSITIVE POWER

0

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

169,499

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.3%*

12.

TYPE OF REPORTING PERSON

PN

*See Disclosure in Item 4 of this Schedule 13G/A.

CUSIP NO. 84763R101                       13G/A                                                                  Page 10 of 24 Pages

1.

NAME OF REPORTING PERSONS

Avenue Capital Partners IV, LLC

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

169,499

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

169,499

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

169,499

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.3%*

12.

TYPE OF REPORTING PERSON

OO

*See Disclosure in Item 4 of this Schedule 13G/A.

CUSIP NO. 84763R101                       13G/A                                                                  Page 11 of 24 Pages

1.

NAME OF REPORTING PERSONS

GL Partners IV, LLC

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

169,499

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

169,499

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

169,499

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.3%*

12.

TYPE OF REPORTING PERSON

OO

*See Disclosure in Item 4 of this Schedule 13G/A.

CUSIP NO. 84763R101                       13G/A                                                                  Page 12 of 24 Pages

1.

NAME OF REPORTING PERSONS

Avenue Special Situations Fund V, L.P.

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

364,537

6.  SHARED VOTING POWER

0

7.  SOLE DISPOSITIVE POWER

364,537

8.  SHARED DISPOSITIVE POWER

0

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

364,537

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.7%*

12.

TYPE OF REPORTING PERSON

PN

*See Disclosure in Item 4 of this Schedule 13G/A.

CUSIP NO. 84763R101                       13G/A                                                                  Page 13 of 24 Pages

1.

NAME OF REPORTING PERSONS

Avenue Capital Partners V, LLC

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

364,537

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

364,537

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

364,537

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.7%*

12.

TYPE OF REPORTING PERSON

OO

*See Disclosure in Item 4 of this Schedule 13G/A.

CUSIP NO. 84763R101                       13G/A                                                                  Page 14 of 24 Pages

1.

NAME OF REPORTING PERSONS

GL Partners V, LLC

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

364,537

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

364,537

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

364,537

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.7%*

12.

TYPE OF REPORTING PERSON

OO

*See Disclosure in Item 4 of this Schedule 13G/A.

CUSIP NO. 84763R101                       13G/A                                                                  Page 15 of 24 Pages

1.

NAME OF REPORTING PERSONS

Avenue Capital Management II, L.P.

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

1,538,300

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

1,538,300

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,538,300

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.0%*

12.

TYPE OF REPORTING PERSON

IA

*See Disclosure in Item 4 of this Schedule 13G/A.

.

CUSIP NO. 84763R101                       13G/A                                                                  Page 16 of 24 Pages

1.

NAME OF REPORTING PERSONS

Avenue Capital Management II GenPar, LLC

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

1,538,300

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

1,538,300

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,538,300

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.0%*

12.

TYPE OF REPORTING PERSON

OO

*See Disclosure in Item 4 of this Schedule 13G/A.

CUSIP NO. 84763R101                       13G/A                                                                  Page 17 of 24 Pages

1.

NAME OF REPORTING PERSONS

Marc Lasry

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

1,538,300

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

1,538,300

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,538,300

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.0%*

12.

TYPE OF REPORTING PERSON

IN/HC

*See Disclosure in Item 4 of this Schedule 13G/A.

SCHEDULE 13G/A

This Schedule 13G/A (this “Schedule 13G/A”) is being filed on behalf of Avenue Investments, L.P., Avenue International Master, L.P., Avenue International, Ltd., Avenue International Master GenPar, Ltd., Avenue Partners, LLC, Avenue-CDP Global Opportunities Fund, L.P., Avenue Global Opportunities Fund GenPar, LLC, Avenue Special Situations Fund IV, L.P., Avenue Capital Partners IV, LLC, GL Partners IV, LLC, Avenue Special Situations Fund V, L.P., Avenue Capital Partners V, LLC, GL Partners V, LLC, Avenue Capital Management II, L.P., Avenue Capital Management II GenPar, LLC and Marc Lasry (collectively, the “Reporting Persons”) relating to shares of Common Stock, par value $0.01 per share (the “Common Stock”), of Spectrum Brands Holdings, Inc., a Delaware corporation (the “Issuer”).

Item 1

(a)	Name of Issuer.

Spectrum Brands Holdings, Inc.

(b)	Address of Issuer’s Principal Executive Offices.

601 Rayovac Drive
Madison, Wisconsin 53711

Item 2

(a)	Name of Persons Filing: See Cover Pages Item 1
(b)	Address of Principal Business Office, or, if none, residence.
c/o Avenue Capital Management II, L.P. 399 Park Avenue, 6th Floor New York, NY 10022

(c)	Citizenship: See Cover Pages Item 4

(d)	Title of Class of Securities: Common Stock, par value $0.01 per share

(e)	CUSIP Number: 84763R101

Item 3	Statement filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c): Not applicable.

Item 4

See Cover Pages Items 5-11.

The approximate percentages of Common Stock reported as beneficially owned by the Reporting Persons are based upon 50,939,710 shares of Common Stock outstanding as of February 7, 2011, as reported by the Issuer in its Form 10-Q filed by the Issuer with the Securities Exchange Commission on February 11, 2011.

Collectively, the securities reported in this Schedule 13G/A are held by Avenue Investments, L.P., a Delaware limited partnership, Avenue Special Situations Fund V, L.P., a Delaware limited partnership, Avenue Special Situations Fund IV, L.P., a Delaware limited partnership, Avenue-CDP Global Opportunities Fund, L.P. a Cayman Islands exempted limited partnership, and Avenue International Master, L.P., a Cayman Islands exempted limited partnership (collectively, the “Avenue Entities”).  Avenue Capital Partners IV, LLC is the General Partner of Avenue Special Situations Fund IV, L.P.  GL Partners IV, LLC is the Managing Member of Avenue Capital Partners IV, LLC.  Avenue Capital Partners V, LLC is the General Partner of Avenue Special Situations Fund V, L.P.  GL Partners V, LLC is the Managing Member of Avenue Capital Partners V, LLC.  Avenue Capital Management II, L.P. is an investment adviser to each of the Avenue Entities.  Avenue Capital Management II GenPar, LLC is the General Partner of Avenue Capital Management II, L.P.  Marc Lasry is the Managing Member of GL Partners IV, LLC, GL Partners V, LLC, and Avenue Capital Management II GenPar, LLC.  Neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that they have formed a group.

Item 5	Ownership of Five Percent or Less of a Class.

If the statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X].

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported On by the Parent Holding Company.

Not applicable.

Item 8	Identification and Classification of Members of the Group.

Not applicable.

Item 9	Notice of Dissolution of Group.

Inapplicable.

Item 10	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:

February 18, 2011

AVENUE INVESTMENTS, L.P. By: Avenue Partners, LLC, its General Partner

By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE INTERNATIONAL MASTER, L.P. By: Avenue International Master GenPar, Ltd. its General Partner By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Director

AVENUE INTERNATIONAL, LTD. By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Director

AVENUE INTERNATIONAL MASTER GENPAR, LTD. By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Director

AVENUE PARTNERS, LLC By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE — CDP GLOBAL OPPORTUNITIES FUND, L.P.

By: Avenue Global Opportunities Fund GenPar, LLC

its General Partner

By: /s/ Eric Ross

Name: Eric Ross

Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE GLOBAL OPPORTUNITIES FUND GENPAR, LLC By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE SPECIAL SITUATIONS FUND IV, L.P.

By: Avenue Capital Partners IV, LLC,

its General Partner

By: GL Partners IV, LLC,

its Managing Member

By: /s/ Eric Ross

Name: Eric Ross

Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE CAPITAL PARTNERS IV, LLC By: GL Partners IV, LLC, its Managing Member By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

GL PARTNERS IV, LLC By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE SPECIAL SITUATIONS FUND V, L.P.

By: Avenue Capital Partners V, LLC,

its General Partner

By: GL Partners V, LLC,

its Managing Member

By: /s/ Eric Ross

Name: Eric Ross

Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE CAPITAL PARTNERS V, LLC By: GL Partners V, LLC, its Managing Member By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

GL PARTNERS V, LLC By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE CAPITAL MANAGEMENT II, L.P. By: Avenue Capital Management II GenPar, LLC, its General Partner By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE CAPITAL MANAGEMENT II GENPAR, LLC By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

MARC LASRY By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry

Exhibits

Exhibit 24

Power of Attorney for Marc Lasry, dated February 11, 2010 (incorporated by reference to Exhibit 24 to the filing on Schedule 13G relating to beneficial ownership of shares of common stock, par value $0.01 per share, of Spectrum Brand Holdings, Inc., filed on behalf of the Reporting Persons with the Securities and Exchange Commission on June 25, 2010).

Exhibit 99.1

Joint Filing Agreement (incorporated by reference to Exhibit 99.1 to the filing on Schedule 13G relating to beneficial ownership of shares of common stock, par value $0.01 per share, of Spectrum Brand Holdings, Inc., filed on behalf of the Reporting Persons with the Securities and Exchange Commission on June 25, 2010).